Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 22, 2007, relating to the financial statements and financial highlights which appears in the December 31, 2006 Annual Report to Shareholders and Board of Trustees of Burnham Investors Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" such Registration Statement.

/s/ PricewaterhouseCoppers LLP
PricewaterhouseCoopers LLP

Boston, Massachusetts
April 26, 2007